Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Voyager Learning Company:

We consent to incorporation by reference in the registration statements (Nos. 33-99982, 333-48425, and 333-93099) on Form S-8 of Voyager Learning Company (formerly known as ProQuest Company) and in the registration statement (No. 333-59450) on Form S-3 of Voyager Learning Company of our reports dated September 17, 2008, with respect to the consolidated balance sheets of Voyager Learning Company and subsidiaries as of December 30, 2006 and December 31, 2005, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended December 30, 2006 and the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 and the effectiveness of internal control over financial reporting as of December 30, 2006, which reports appear in the fiscal 2006 annual report on Form 10-K of Voyager Learning Company.

Our report refers to a change to the method of accounting for share-based payments in 2006.

Our report dated September 17, 2008 on management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 expresses our opinion that Voyager Learning Company did not maintain effective internal control over financial reporting as of December 30, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the existence of a number of material weaknesses resulted in more than a remote likelihood that a material misstatement of Voyager Learning Company’s annual or interim financial statements would not be prevented or detected in various account balances.

/s/ KPMG LLP
Detroit, Michigan
September 17, 2008